                                  EXHIBIT 4.1
                                  ===========

                          AVTEL COMMUNICATIONS, INC.

             DESIGNATION OF RIGHTS, PRIVILEGES AND PREFERENCES OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

     Pursuant to the provisions of (S)16-10a-602, of the Utah Revised Business Corporation Act, the above corporation (the "Corporation") hereby adopts the following Designation of Rights, Privileges and Preferences of Series A Convertible Preferred Stock (the "Designation"):

     WE, ANTHONY E. PAPA AND JAMES P. PISANI HEREBY CERTIFY THAT:

     1. We are the President and Chief Executive Officer and the Executive Vice President, Secretary and Chief Financial Officer, respectively, of AvTel Communications, Inc., a Utah corporation formerly called Hi, Tiger, International, Inc., a Utah corporation.

     2. The number of shares of Preferred Stock of this corporation is 5,000,000, none of which has been issued.

     3.      The Board of Directors duly adopted the following resolution:

             WHEREAS, the Amended and Restated Articles of Incorporation authorize the Preferred Stock of the corporation to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class or series of Preferred Stock and to fix the number of shares and designation of any such series;

             NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish a series of Preferred Stock as follows:

SECTION 1    DESIGNATION AND NUMBER OF SHARES

             The shares of such preferred stock shall be designated AvTel Communications, Inc. Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"). The par value of each share of Series A Convertible Preferred Stock shall be $1.00. The number of shares constituting Series A Convertible Preferred Stock shall be 1,000,000.

SECTION 2 GENERAL DEFINITIONS. For purposes of designating the preferences, privileges, restrictions and rights of the Series A Convertible Preferred Stock, the following definitions shall apply:

           2.1 BOARD OF DIRECTORS shall mean the Board of Directors of the Corporation.

           2.2 BUSINESS DAY shall mean any day other than Saturdays, Sundays or other days on which commercial banks are authorized or required to close in Salt Lake City, Utah.

           2.3  COMMON STOCK shall refer to the Common Stock of the Corporation.

           2.4 CONSIDERATION shall mean in any issuance (other than a Non-Dilutive Issuance) of securities, including but not limited to common stock or Convertible Securities or Options (a "Transaction"), (a) in case of an issuance of Common Stock for cash or property (i) the net amount of the cash and the fair market value of the property received by the issuer for such securities, or (b) in the case of Convertible Securities or Options, the price at which the holders of such Convertible Securities or Options may, upon the conversion, exchange or exercise thereof, acquire such Common Stock.

           2.5 CONVERTIBLE SECURITIES shall mean any evidence of indebtedness, shares (other than Common Stock) or other securities of the Corporation, convertible into or exchangeable for Common Stock.

           2.6 CORPORATION shall mean AvTel Communications, Inc., a Utah corporation.

           2.7  CURRENT MARKET PRICE of any security on any Trading Day shall be
                (a) if such security is traded on a national securities exchange, its last sale price on such Trading Day on such national securities exchange or, if there was no sale on that day, the last Trading Day on which there was a sale or (b) if the principal market for such security is the over-the-counter market, and such security is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), the last sale price reported on NASDAQ on such Trading Day or, if such security is an issue for which last sale prices are not reported on NASDAQ, the mean between the bid and ask quotation on such day, but, in each of the preceding two cases, if the relevant NASDAQ price or quotation did not exist on such day, then the price or quotation on the preceding Trading Day in which there was such a price or quotation.

           2.8 DISTRIBUTION shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of this Corporation for cash or property, including any such transfer, purchase or redemption by a Subsidiary of this Corporation.

           2.9 EQUIVALENT SHARES shall mean common stock and shares of any new class (a "New Class") of securities without fixed maximum dividends or which share with such common stock in the residual value of the issuer on liquidation.

           2.10 ISSUANCE DATE shall mean the first date upon which any shares of Series A Convertible Preferred Stock are issued by the Corporation.

           2.11 ISSUE PRICE shall mean the result determined by dividing the Consideration received by the deemed number of Equivalent Shares issued in any Transaction.

           2.12 JUNIOR SHARES shall mean all Common Stock and any other shares of this Corporation other than the Series A Convertible Preferred Stock.

           2.13 LIQUIDATION PREFERENCE shall mean the par value of each share of Series A Convertible Preferred Stock, in addition to the aggregate amount of any cumulative, unpaid dividends, for each share of Series A Convertible Preferred Stock as determined in accordance with Section 3 below.

           2.14 NON-DILUTIVE ISSUANCES means (a) the issuance of any series of the Corporation's preferred stock, (b) the issuance of Common Stock upon conversion of any Series A Convertible Preferred Stock, (c) the issuance of Options to purchase shares of Common Stock, or the issuance of Common Stock upon the exercise of such Options, provided that (i) such Options are issued to employees, officers, directors or consultants of the Corporation, (ii) such Options are issued pursuant to one or more employee stock purchase or stock option plans or long-term incentive plans or as part of bona fide reasonable compensation arrangements in the ordinary course of business, (iii) in the case of Options, the exercise price of such Options shall be substantially equal to the then Current Market Price of the underlying Common Stock on the date of grant unless issued pursuant to an employee stock purchase plan intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, or (e) issuances of any Common Stock or Options by the Corporation pursuant to any strategic alliance which, for purposes hereof shall mean any contract or agreement between the Corporation or one of its Subsidiaries and one or more other parties involving an acquisition by the Corporation, or one of its Subsidiaries, of an ownership interest (whether partial or whole and whether in the form of an acquisition of stock, voting or non-voting securities, general or limited partnership interests, or similar equity participation interests) in any other corporation, partnership, joint venture or other business entity, or any such agreement or contract involving the development, commercialization, marketing, sale, distribution, provisioning, supply, licensing or production of any products or services by or for the Corporation or one or more of its Subsidiaries.

           2.15 OPTION shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

           2.16 PERSON means a corporation, an association, a trust, a partnership, a joint venture, an organization, a business, an individual, a government or political subdivision thereof or a governmental body.

           2.17 PUBLIC OFFERING with respect to any securities means the registration of such securities under the Securities Act, under a firm commitment underwriting, for sale to the public.

           2.18 SECURITIES ACT shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as may be in effect from time to time.

           2.19 SERIES A CONVERTIBLE PREFERRED STOCK shall refer to the Series A Convertible Preferred Stock of this Corporation.

           2.20 SUBSIDIARY shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by the Corporation or by one or more of such subsidiaries.

           2.21 TRADING DAY shall mean any day on which trading occurs on the New York Stock Exchange.

SECTION 3 DIVIDEND RIGHTS OF PREFERRED STOCK. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends, on each outstanding share of Series A Convertible Preferred Stock, at the rate of eight percent (8.0%) of the par value of the Series A Convertible Preferred Stock per annum per share, on each outstanding share of Series A Convertible Preferred Stock, and no more, payable prior and in preference to any payment of any dividend on, or other distribution with respect to, Junior Shares and payable semi-annually, commencing one hundred eighty (180) days from the Issuance Date, from funds legally available therefor. Such dividends shall accrue from the date of issuance whether or not earned so that no dividends (other than those payable solely in Common Stock) shall be made with respect to Junior Shares until cumulative dividends on the Series A Convertible Preferred Stock for all past dividend periods and for the then current six-month dividend period shall have been declared and paid or set apart. Such dividends shall be payable to holders of record of shares of Series A Convertible Preferred Stock as of a record date, determined by the Board of Directors, which shall be not more than thirty (30) days prior to the dividend payment date. Other than with respect to the dividends paid on the Series A Convertible Preferred Stock which represent payment cumulative dividends thereon for all past dividend periods and for the then current six-month dividend period, no dividend shall be declared, paid on or set apart for the outstanding shares of Series A Convertible Preferred Stock. The holders of at least 50% of the Series A Convertible Preferred Stock may at any time by written consent waive payment of any accumulated but unpaid dividends with respect to such Series A Convertible Preferred Stock or eliminate any requirement to declare, pay, set apart or accumulate any dividends with respect to such Series A Convertible Preferred Stock.

SECTION 4  RESTRICTION ON DIVIDEND RIGHTS OF JUNIOR SHARES.   No dividend or
           other Distribution (other than those payable solely in Common Stock) shall be declared or paid with respect to Junior Shares while any shares of Series A Convertible Preferred Stock are outstanding without the vote or written consent by the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock.

SECTION 5 LIQUIDATION RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Shares by reason of their ownership of such stock, an amount (the "Liquidation Preference") equal to the sum of $1.00 for each share of Series A Convertible Preferred Stock then held by them and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Convertible Preferred Stock. If the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the aggregate Liquidation Preference payable to such holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock, pro rata among the holders of such Series A Convertible

           Preferred Stock according to the number of shares held by each such holder. After payment to the holders of Series A Convertible Preferred Stock of the Liquidation Preference as aforesaid, the entire assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Junior Shares.

SECTION 6 REDEMPTION. The Corporation may, from funds legally available therefore, redeem all or any part of the outstanding Series A Convertible Preferred Stock as follows:

           6.1 REDEMPTION OF SERIES A CONVERTIBLE PREFERRED STOCK AFTER SECOND ANNIVERSARY. After the second anniversary of the Issuance Date, the Corporation may redeem, at any time, and from time to time, after the second anniversary of the Issuance Date, all or any part, but if less than all, not less than 25%, of the Series A Convertible Preferred Stock outstanding. Any redemption effected pursuant to this Section 8 shall be made on a pro-rata basis among the holders of Series A Convertible Preferred Stock in proportion to the Shares of Series A Convertible Preferred Stock then held by them.

           6.2 REDEMPTION OF SERIES A CONVERTIBLE PREFERRED STOCK BEFORE FIRST ANNIVERSARY. The Corporation may, at any time, and from time to time, prior to the first anniversary of the Issuance Date redeem all or any part, but if less than all, not less than 25%, of the outstanding Series A Convertible Preferred Stock immediately following any period of twenty (20) consecutive Trading Days on which the Current Market Value of Common Stock was $2.00 per share or more.

           6.3 REDEMPTION PRICE. The Corporation may redeem shares of Series A Convertible Preferred Stock pursuant to either Section 6.1 or
                6.2 above by paying in cash therefore an amount (the "Redemption Price") equal to the Liquidation Preference per share of Series A Convertible Preferred Stock.

           6.4  REDEMPTION NOTICE. In order to effect a redemption pursuant to
                Section 6.1 or 6.2 above, the Corporation shall, by written notice (herein the "Redemption Notice"), mailed first class postage prepaid, to each holder of record (at the close of business on the Business Day immediately preceding the day on which notice is given) of a Series A Convertible Preferred Stock to be redeemed, at the address shown on the records of the Corporation for such holder, notify such holder of the redemption to be effected. Such Redemption Notice shall specify the number of shares of Series A Convertible Preferred Stock to be redeemed from suchholder, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, and a date (herein the "Delivery Date") which shall not be less than forty-five (45) days nor more than sixty (60) days following the date of such Redemption Notice, his certificate or certificates representing the shares to be redeemed. On or before the Delivery Date, each holder of Series A Convertible Preferred Stock to be redeemed shall surrender to the Corporation a certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof, any surrendered certificate shall be canceled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

           6.5 CONTINUING RIGHTS OF HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK FOLLOWING REDEMPTION. From and after the Delivery Date, unless there shall have been a defaulted payment of the Redemption Price, all rights of the holders of shares of Series A Convertible Preferred Stock designated for redemption and the Redemption Notice as holders of Series A Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation are legally available for redemption of shares of Series A Convertible Preferred Stock on the Delivery Date and are not sufficient to redeem the total number of shares of Series A Convertible Preferred Stock deemed redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares, ratably from the holders of such shares to be redeemed, based upon their holdings of Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to the rights and preferences provided herein and shall no longer be considered as having been designated for redemption in the relevant Redemption Notice.

           6.6 DEPOSIT OF REDEMPTION PRICE. On or prior to each Delivery Date, the Corporation shall deposit the Redemption Price of all shares of Series A Convertible Preferred Stock designated for redemption in the

                Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of$10,000,000 as a trust fund for the benefit of the respective holders in shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the redemption price for such shares to the respective holders on or after the Delivery Date on receipt of notification from the Corporation that such holder has surrendered his or her share certificates to the Corporation pursuant to Subsection 6.5 above. As of the Delivery Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Delivery Date shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for rights to receive a bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefore. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Subsection 6.6 for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 8 hereof, prior to the Delivery Date, shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Subsection 6.6 remaining unclaimed at the expiration of one (1) year following the Delivery Date shall thereupon be returned to the Corporation upon its request as expressed in the resolution adopted by its Board of Directors.

SECTION 8 CONVERSION RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

           8.1 RIGHT TO CONVERT. Subject to the terms and conditions hereof, each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the Issuance Date, into such number of fully paid and nonassessable shares of Common Stock, as determined by dividing $1.00 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Convertible Preferred Stock (the "Conversion Price") shall initially be $1.00 per share of Common Stock. The Conversion Price shall be subject to adjustment as hereinafter provided in
                Section 8.5.

           8.2 AUTOMATIC CONVERSION ON PUBLIC OFFERING. Each share of Series A Convertible Preferred Stock shall automatically be converted into the number of fully paid and nonassessable shares of Common Stock upon the closing of a Public Offering pursuant to an effective Registration Statement under the Securities Act, covering the offer and sale of Common Stock to the public at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $10.00 per share of Common Stock (as adjusted for stock dividends, combinations or splits with respect to such shares) and the proceeds to the Corporation of not less than $15 million (net only of underwriters' commissions and expenses relating to the issuance, including without limitation expenses of the Corporation's counsel). In the event of a Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until the date of the closing of such sale of Common Stock. The Conversion Price of shares of Series A Convertible Preferred Stock which are converted pursuant to this Section 8.3 shall be the lower of $1.00 per share or a price determined by multiplying .80 times the Issue Price per share of the Common Stock issued in such Public Offering.

           8.3 MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by a fair and reasonable conversion price to be determined by the Board of Directors solely for calculating payments due for fractional shares. No shares of Common Stock will be issued in respect of accrued or declared and unpaid dividends on the Series A Convertible Preferred Stock; however, except in the case of an Automatic Conversion on Public Offering as set forth in subparagraph 8.2 hereof, the Corporation shall remain liable after conversion of any Series A Convertible Preferred Stock for cumulative unpaid dividends accrued on such Series A Convertible Preferred Stock prior to the time of conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and, except for the automatic conversion pursuant to subparagraph 8.2 above, shall give written notice (the "Conversion Notice") to the Corporation, at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter issue and deliver or cause to be issued and delivered to such holder of Series A Convertible Preferred Stock, at such office or at such other place as the holder shall specify in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock, to which he shall be entitled as aforesaid, registered in the name of such holder or in such other name as the holder shall specify in the aforementioned written notice. Except as set forth in subparagraph 8.2 above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

           8.4  ADJUSTMENTS FOR DILUTING ISSUES.

                (a) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock (meaning to increase the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible), the Conversion Price then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock (meaning to decrease the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible), the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                (b) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISBURSEMENTS. In the event the Corporation at any time, or from time to time, after the Issuance Date, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (but excluding shares of Common Stock previously issued by the Corporation upon conversion of Series A Convertible Preferred Stock) plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (but excluding shares of Common Stock previously issued by the Corporation upon conversion of Series A Convertible Preferred Stock); provided, however, that if such record date is fixed and
                     --------
                     such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted such that the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible pursuant to this subsection as of the time of actual payment of such dividends or distributions.

                (c) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event a provision shall be made so that the holders of Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of the Series A Convertible Preferred Stock.

                (d) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 8) then and in any such event each holder of Series A Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                (e) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than either a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 8) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of the Series A Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 8 (including adjustment of the Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

           8.5 NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against dilution or other impairment.

           8.6 NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     We further certify that the statements contained in the foregoing resolution creating and designating the said Series of Preferred Stock and fixing the number, powers, preferences and relative optional, participation and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges and Preferences of Series A Preferred Stock of the Corporation has been executed this 23rd day of October, 1996.

ATTEST:                                AVTEL COMMUNICATIONS, INC.


/s/  James P. Pisani                   /s/  Anthony E. Papa
------------------------------         --------------------------------------
James P. Pisani, Secretary and         Anthony E. Papa, President and
Chief Financial Officer                Chief Executive Officer

STATE OF UTAH       )
                    ): ss
COUNTY OF SALT LAKE )

     On October 23, 1996, before me the undersigned, a notary public in and for the above county and state, personally appeared Anthony E. Papa and James P. Pisani, who being by me duly sworn, did state, each for himself, that he, Anthony E. Papa, is the President, and that he, James P. Pisani, is the Secretary, of AvTel Communications, Inc., a Utah corporation, and that the foregoing Designation of Rights, Preferences of Series A Preferred Stock of the corporation was signed on behalf of such corporation by authority of a resolution of its Board of Directors, and that the statements contained therein are true.

                                  WITNESS MY HAND AND OFFICIAL SEAL

                                  /s/  Elliott N. Taylor
                                 ----------------------------------
                                  Notary Public


My Commission Expires March 3, 1997, State of Utah